EXHIBIT 5.2

Hogan Lovells US LLP Harbor East 100 International Drive Suite 2000 Baltimore, MD 21202 T +1 410 659 2700 F +1 410 659 2701 www.hoganlovells.com

December 11, 2017

Board of Directors

Ashford Inc.

14185 Dallas Parkway

Suite 1100

Dallas, TX  75254

Ladies and Gentlemen:

We are acting as counsel to Ashford Inc. a Maryland corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of $50,000,000 of one or more series of the following securities of the Company: (i) secured or unsecured debt securities (the “Debt Securities”), (ii) shares of preferred stock, $.01 par value per share (the “Preferred Shares”), (iii) shares of common stock, $.01 par value per share (the “Common Shares”) and associated stock purchase rights (the “Shareholder Rights”), (iv) warrants to purchase Debt Securities (the “Debt Warrants”); (v) warrants to purchase Preferred Shares (the “Preferred Stock Warrants”); (vi) warrants to purchase Common Shares (the “Common Stock Warrants”), (vii) Preferred Shares represented by depositary receipts (the “Depositary Shares”), (viii) subscription rights to purchase Debt Securities, Preferred Shares, Common Shares, Debt Warrants, Preferred Stock Warrants, Common Stock Warrants, or Depositary Shares (the “Subscription Rights)” and (ix ) units consisting of one or more Debt Securities, Preferred Shares, Common Shares, Debt Warrants, Preferred Stock Warrants, Common Stock Warrants, Depositary Shares, and Subscription Rights (the “Units” and, together with the Debt Securities, Preferred Shares, Common Shares (and associated Shareholder Rights), Debt Warrants, Preferred Stock Warrants, Common Stock Warrants, Depositary Shares, and Subscription Rights, the “Securities”) all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus.  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

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For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Securities of the Company to be offered from time to time will have been duly authorized and established by proper action of the board of directors of the Company or a duly authorized committee of such board (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Company’s charter and bylaws and applicable Maryland corporate law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) at the time of offer, issuance and sale of any Securities, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) any senior Debt Securities will be issued pursuant to a “senior indenture” and any subordinated Debt Securities will be issued pursuant to a “subordinated indenture,” substantially in the forms of such indentures that have been qualified under the Trust Indenture Act of 1939, as amended, and the rules promulgated thereunder (iv) the indenture under which any Debt Securities are issued will be qualified under the Trust Indenture Act of 1939, as amended; (v) any Debt Warrants will be issued under one or more debt warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent; (vi) any Preferred Stock Warrants will be issued under one or more equity warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent; (vii) any Common Stock Warrants will be issued under one or more equity warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent; (viii) prior to any issuance of Preferred Shares or Depositary Shares, appropriate articles supplementary shall be filed and accepted for record with the Maryland State Department of Assessments and Taxation; (ix) any Depositary Shares will be issued under one or more deposit agreements to be between the Company and the financial institution designated therein as a depositary, (x) any Subscription Rights will be issued under one or more subscription rights agreements to be between the Company and the financial institution designated therein as subscription rights agent; (xi) any Units will be issued under one or more unit agreements to be between the Company and the financial institution designated therein as unit agent, (xii) if being sold by the issuer thereof, the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; (xiii) the Company will remain a Maryland corporation; (xiv) the Securities will not be issued in violation of the ownership limit contained in the Company’s charter; and (xv) any Shareholder Rights associated with the Common Stock will be issued under the Amended and Restated Rights Agreement, dated as of August 15, 2015 between the Company and Computershare Trust Company N.A., as amended (the “Rights Agreement”), and the members of the Board of Directors of the Company have acted and will act in a manner consistent with their director duties as required under applicable law in adopting the Rights Agreement.

To the extent that the obligations of the Company with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion that the other party under the indenture for any Debt Securities, under the warrant agreement for any Debt Warrants, Preferred Stock Warrants, or Common Stock Warrants, under the subscription rights agreement for any Subscription Rights, under the deposit agreement for any Depositary Shares, or under the unit agreement for any Units, namely, the trustee, the warrant agent, subscription rights agent, Depositary, or unit agent,

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respectively, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party is duly qualified to engage in the activities contemplated by such indenture, warrant agreement, subscription rights agreement, deposit agreement, or unit agreement, or Rights Agreement, as applicable; that such indenture, warrant agreement, subscription rights agreement, deposit agreement, or unit agreement as applicable, has been duly authorized, executed and delivered by the other party and constitutes the legal, valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party is in compliance with respect to performance of its obligations under such indenture, warrant agreement, subscription rights agreement, deposit agreement, or unit agreement, or Rights Agreement, as applicable, with all applicable law, rules and regulations; and that such other party has the requisite organizational and legal power and authority to perform its obligations under such indenture, warrant agreement, subscription rights agreement, or unit agreement, or Rights Agreement, as applicable.

This opinion letter is based as to matters of law solely on the applicable provisions of the Maryland General Corporation Law as currently in effect.  We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules, or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a)           The Debt Securities (including any Debt Securities duly issued upon the exercise of Debt Warrants or Subscription Rights), upon due execution and delivery of an indenture relating thereto on behalf of the Company and the trustee named therein, and upon authentication by such trustee and due execution and delivery on behalf of the Company in accordance with the indenture and any supplemental indenture relating thereto, will have been duly authorized by the Company.

(b)           The Preferred Shares (including any Preferred Shares represented by Depositary Shares or that are duly issued upon the exercise of Preferred Stock Warrants or Subscription Rights and receipt by the Company of any additional consideration payable upon such exercise), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable.

(c)           The Common Shares (including any Common Shares duly issued upon the exchange or conversion of Debt Securities or Preferred Shares that are exchangeable for or convertible into Common Shares or upon the exercise of Common Stock Warrants or Subscription  Rights and receipt by the Company of any additional consideration payable upon such conversion, exchange or exercise), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable; and the Shareholder Rights associated with the Common Shares, assuming due execution and delivery of the Rights Agreement on behalf of the Company and the rights agent therein and the valid issuance of the Common Shares, will be valid and binding obligations of the Company.

(d)           The Debt Warrants, upon due execution and delivery of a debt warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due

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authentication of the Debt Warrants by such warrant agent, and upon due execution and delivery of the Debt Warrants on behalf of the Company, will have been duly authorized by the Company.

(e)           The Preferred Stock Warrants, upon due execution and delivery of an equity warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Preferred Stock Warrants by such warrant agent, and upon due execution and delivery of the Preferred Stock Warrants on behalf of the Company, will have been duly authorized by the Company.

(f)            The Common Stock Warrants, upon due execution and delivery of an equity warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Common Stock Warrants by such warrant agent, and upon due execution and delivery of the Common Stock Warrants on behalf of the Company, will have been duly authorized by the Company.

(g)           The depositary receipts evidencing the Depositary Shares, upon due countersignature thereof and issuance against a deposit of duly authorized and validly issued Preferred Shares in accordance with the deposit agreement relating thereto, will be validly issued and entitle the holders thereof to the rights specified in such depositary receipts and deposit agreement.

(h)           The Subscription Rights, upon due execution and delivery of a subscription rights agreement relating thereto on behalf of the Company, and upon due execution and delivery of one or more certificates bearing such terms on behalf of the Company, will have been duly authorized by the Company.

(i)            The Units, upon due execution and delivery of a unit agreement relating thereto on behalf of the Company, and upon due execution and delivery of one or more certificates bearing such terms on behalf of the Company, will have been duly authorized by the Company.

It should be understood that the opinion in paragraph (c) above concerning the Shareholder Rights does not address the determination of a court of competent jurisdiction may make regarding whether the board of directors of the Company would be required to redeem or terminate, or take other action with respect to the Shareholder Rights at some future time based on the facts and circumstances existing at that time and that our opinion in paragraph (c) above addresses the Shareholder Rights and the Rights Agreement in their entirety and not any particular provision of the Shareholder Rights or the Shareholder Rights Agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.  The foregoing notwithstanding, to the extent our opinion relates to matters of Maryland law, Andrews Kurth Kenyon LLP may rely on our opinion in rendering its opinion to the addressees of this opinion on the date hereof, provided that the full text of our opinion is made available to each recipient of the opinion letter of Andrews Kurth Kenyon LLP, and it is explicitly stated in the opinion letter of Andrews Kurth Kenyon LLP that our opinion speaks only as of the original date thereof, that we have not taken any steps to update, or to confirm the continuing

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accuracy of, our opinion, and that no such reliance will have any effect on the scope, phrasing or originally intended use of our opinion.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP